Exhibit 32

Written Statement of the Acting Chief Executive Officer and Chief Accounting Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned Acting Chief Executive Officer and Chief Accounting Officer of Fresh Brands, Inc. (the “Company”), hereby certify, based on our knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended October 4, 2003 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/Michael R. Houser
Michael R. Houser
Vice Chairman of the Board, Executive
Vice President, Chief Marketing Officer
and Acting Chief Executive Officer

/s/ Michael G. Isken
Michael G. Isken
Controller (Chief Accounting Officer)

Date: November 18, 2003